Exhibit 2.5

DESCRIPTION OF SECURITIES REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED

As of December 31, 2021, our ordinary shares listed on the Hong Kong Stock Exchange (the “Hong Kong Shares”) were registered under Section 12 of the Exchange Act of 1934, as amended (the “Exchange Act”). In January 2022, we completed the issuance of additional ordinary shares which were subscribed for in Renminbi by investors in the PRC, listed on the Shanghai Stock Exchange and traded in Renminbi (the “RMB Shares”). The RMB Shares are not registered under Section 12 of the Exchange Act.

Our American depositary shares (“ADSs”), each of which used to represent the right to receive five ordinary shares, were evidenced by American depositary receipts (“ADRs”) and were available through an American depositary receipt program established pursuant to a deposit agreement (the “Prior Deposit Agreement”) dated as of October 23, 1997, as amended and restated as of July 5, 2000, and as further amended and restated as of May 30, 2006, among the Company, The Bank of New York (currently known as The Bank of New York Mellon) as depositary (the “Depositary”), and all owners and beneficial owners from time to time of ADRs issued thereunder. Our ADSs were delisted from the NYSE on May 18, 2021. In light of the delisting, we entered into an Amendment to the Prior Deposit Agreement dated as of June 26, 2021 with the Depositary and all owners and beneficial owners from time to time of ADRs issued thereunder, which mainly amended the termination clause of the Prior Deposit Agreement. The termination of our ADSs program became effective on September 13, 2021 accordingly. Therefore, we did not have any ADSs outstanding as of December 31, 2021.

The following contains a description of the rights of holders of our Hong Kong Shares as of the date of our annual report on Form 20-F for the year ended December 31, 2021 (the “2021 Form 20-F”). Capitalized terms used but not defined herein shall have the meanings given to them in the 2021 Form 20-F.

ORDINARY SHARES

The following description of our Hong Kong Shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by (1) our Articles of Association, which are included as an exhibit to the 2021 Form 20-F; (2) Hong Kong law; and (3) the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (the “Hong Kong Listing Rules”).

Preemptive Rights (Item 9.A.3 of Form 20-F)

Not applicable.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Our Hong Kong Shares are listed on the Hong Kong Stock Exchange. Under the Companies Ordinance (Chapter 622 of the Laws of Hong Kong), our Hong Kong Shares do not have a par or nominal value. All of our Hong Kong Shares are fully paid and certificates representing the Hong Kong Shares are issued in registered form. As of December 31, 2021, the total number of our issued and outstanding Hong Kong Shares was 20,475,482,897.

Shareholders’ right to transfer our Hong Kong Shares is generally not subject to any limitation provided under our Articles of Association. However, shareholders are required to comply with restrictions and procedural requirements set forth in the Hong Kong Listing Rules and the Securities and Futures Ordinance of Hong Kong (Chapter 571 of the Laws of Hong Kong) (the “SFO”) with respect to transfer of shares.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Other Rights (Item 9.A.7 of Form 20-F)

Not applicable.

Shareholder Rights (Item 10.B.3 of Form 20-F)

For dividend rights, voting rights, rights to share in the company’s profits and right to share in any surplus in the event of liquidation, see “Item 10—Additional Information—B. Articles of Association— Rights Attaching to Ordinary Shares” of 2021 Form 20-F. Our directors do not have different voting rights when compared to other holders of shares in the same class. For qualification and retirement of our directors, see “Item 10—Additional Information—Articles of Association— Directors” of 2021 Form 20-F.

Our directors may from time to time make capital calls upon the shareholders in respect of all moneys unpaid on their shares but subject always to the terms of issue of such shares, and any such call may be made payable by instalments.

Our Articles of Association do not contain any redemption provisions, sinking fund provisions or provisions discriminating against any existing or prospective holder of such securities as a result of such shareholder owning a substantial number of shares. However, a shareholder obtaining or consolidating a controlling stake in the Company is potentially subject to, among other things, the mandatory general offer obligation under the Hong Kong Code on Takeovers and Mergers (the “Takeovers Code”).

Changes to Shareholder Rights (Item 10.B.4 of Form 20-F)

See “Item 10—Additional Information—Articles of Association—Rights Attaching to Ordinary Shares—Modification of Rights” of 2021 Form 20-F.

Limitations on the Rights to Own Shares (Item 10.B.6 of Form 20-F)

There are no limitations on the right of non-resident or foreign owners to hold or vote the Hong Kong Shares imposed by Hong Kong law or by our Articles of Association.

Change in Control (Item 10.B.7 of Form 20-F)

There is no provision in our Articles of Association that would have an effect of delaying, deferring or preventing a change in control of the Company and that would operate only with respect to a merger, acquisition or corporation restructuring involving the Company or any of its subsidiaries. However, a change in control of the Company is potentially subject to, among other things, the mandatory general offer obligation under the Takeovers Code.

Disclosure of Shareholding (Item 10.B.8 of Form 20-F)

There is no provision in our Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed, but directors, chief executives and substantial shareholders under the meaning of the SFO are required to disclose their ownership in accordance with the SFO through an online system operated by the Hong Kong Stock Exchange.

Differences in the law (Item 10.B.9 of Form 20-F)

Not applicable.

Changes in Capital (Item 10.B.10 of Form 20-F)

The requirements imposed by our Articles of Association governing changes in capital are generally not more stringent than is required by Hong Kong law.

DEBT SECURITIES (Item 12.A of Form 20-F)

Not applicable.

WARRANTS AND RIGHTS (Item 12.B of Form 20-F)

Not applicable.

OTHER SECURITIES (Item 12.C of Form 20-F)

Not applicable.

AMERICAN DEPOSITARY SHARES (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.